                                                                    EXHIBIT 10.7

                             CONSULTING AGREEMENT

  THIS CONSULTING AGREEMENT (the "Agreement") is made and dated as of December 27, 1996 (the "Effective Date"), by and between Talton Holdings, Inc., a Delaware corporation (the "Company"), and JULIUS E. TALTON, a resident of the State of Alabama (the "Consultant").

                                 RECITALS
                                 --------

  WHEREAS, the Company is acquiring all of the outstanding shares of capital stock of Talton Telecommunications Corporation, an Alabama corporation ("TTC") and all of the outstanding shares of capital stock of AmeriTel Pay Phones, Inc., a Missouri corporation ("AmeriTel");

  WHEREAS, the Consultant is a major shareholder of TTC, and as a condition and in consideration for the Company's acquisition of his shares, the Consultant has agreed to enter into this Agreement;

  WHEREAS, the Consultant has acquired extensive knowledge and experience in the business conducted by TTC, AmeriTel and the Company;

  WHEREAS, the Company desires to obtain the benefit of the Consultant's knowledge and experience by retaining the Consultant, and the Consultant desires to accept such position, for the terms and upon the other conditions hereinafter set forth;

  WHEREAS, the Consultant and the Company each acknowledge and agree that the terms and conditions set forth below are reasonable and necessary in order to protect the legitimate business interests of the Company, TTC, AmeriTel and their subsidiaries and affiliates (collectively, the "Acquisition Entities") and to compensate the Consultant for information, knowledge and experience brought to the Acquisition Entities;

  NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

  1. CONSULTING. The Company hereby agrees to engage the Consultant, and the Consultant hereby accepts such engagement, on the terms and conditions hereinafter set forth.

  2. CONSULTING PERIOD. The period for which the Consultant is engaged by the Company hereunder (the "Consulting Period") shall commence on the Effective Date and shall end on the second anniversary of the Effective Date (unless earlier terminated in accordance with Section 5 of the Agreement). Commencing on the second anniversary of the Effective Date, the Consulting Period shall be extended for successive one-year periods (individually, a "Renewal Period"), unless a notice not to extend this Agreement shall have been given by either party hereto to the other not later than ninety (90) days immediately preceding the commencement of the Renewal Period (or unless earlier terminated in accordance with Section 5 of this Agreement). Unless the context otherwise requires, the Consulting Period hereunder shall for purposes of this Agreement be deemed to include any Renewal Period.

  3.  POSITION AND DUTIES.

      (a) DUTIES. During the Consulting Period, the Consultant shall make himself available to perform consulting services with respect to the business conducted by the Acquisition Entities. Such consulting services shall be related to such matters as the chief executive officer or board of directors of the Company may designate from time to time. The Consultant shall accommodate reasonable requests for the Consultant's consulting services, and shall devote reasonable time and his reasonable best efforts, skill and attention to the performance of such consulting services.

      (b) POSITION. Without limiting the generality of the foregoing, upon request of the Company, the Consultant agrees to serve as a member of the Board of Directors and/or the executive committee of the Company and/or the other Acquisition Entities with such powers and duties as may from time to time be reasonably assigned to him.

  4.  COMPENSATION AND RELATED MATTERS.

  (a) CONSULTING FEE. During the Consulting Period, the Company shall pay the Consultant the annual Consulting Fee specified in Exhibit 4 (the
                                                  ---------
"Consulting Fee"), which Consulting Fee shall be paid in equal installments in accordance with the Company's payroll policy, subject to Section 5 below.

  (b) SEPARATE PAYMENT. In consideration of the Consultant's release and agreements set forth in Section 6 below, the Company shall pay the Consultant, the one-time payment specified in Exhibit 4 (the "Separate Payment"), which Separate Payment shall be due and payable in equal installments over a 12-month period in accordance with the Company's payroll policy, subject to Section 5 below.

  (c) OTHER BENEFITS. During the Consulting Period, the Consultant shall be entitled to and eligible for group health insurance coverage and any other fringe benefits in accordance with policies applicable generally to salaried employees of the Company.

  5.  TERMINATION.

  (a) TERMINATION FOR CAUSE. Prior to the end of the Consulting Period, the Company may terminate the Consultant's engagement under this Agreement for "Cause". For purposes of this Agreement, the Company shall have Cause to terminate the Consultant's engagement hereunder in the event the Consultant: (i) has committed any act of willful misconduct, embezzlement or wrongful conversion of money or property belonging to any Acquisition Entity, or any act of fraud or dishonesty that affects the business of any of the Acquisition Entities (including, without limitation, any past act of which the Company becomes aware after the date of this Agreement); (ii) is convicted of a felony at any time hereafter; (iii) has failed to comply with any material directive of the Board of Directors of the Company; or (iv) has willfully failed to substantially perform his duties hereunder (other than any such failure resulting from the Consultant's death or disability). If the Consultant's engagement hereunder is terminated by the Company for Cause, the Company shall pay the Consultant: (i) the balance of the Separate Payment then due and owing to the Consultant pursuant to Section 4(b); and (ii) any Consulting Fee accrued or owing to the Consultant hereunder through the date of termination, less any amounts owed by the Consultant to the Company or any of its Subsidiaries, and the Company shall have no further liability or obligation to the Consultant hereunder.

  (b) TERMINATION WITHOUT CAUSE. Prior to the end of the Consulting Period, the Company may terminate the Consultant's engagement under this Agreement for a reason other than Cause or no reason whatsoever (i.e., without Cause). If the Company terminates the Consultant's engagement without Cause prior to the expiration of the Consulting Period, the Company shall pay the Consultant: (i) the balance of the Separate Payment then due and owing to the Consultant pursuant to Section 4(b), and (ii) any Consulting Fee accrued or owing to the Consultant hereunder through the date of termination. The Company's liability to the Consultant is limited to the amount of Consulting Fee and Separate Payment (if any) owing to the Consultant for the remainder of the Consulting Period. (excluding any Renewal Periods). The Company shall pay this remaining Consulting Fee and Separate Payment (if any) to the Consultant at the same rate such Consulting Fee and Separate Payment (if any) would have been due and owing to the Consultant if he had remained engaged by the Company for the entire Consulting Period. (excluding any Renewal Periods). If the Company terminates the engagement of the Consultant because he has become disabled such that he is unable to perform the essential functions of his job (with or without reasonable accommodation), any such termination shall be deemed to be a termination without Cause pursuant to this Agreement. Similarly, the Consultant's engagement shall terminate upon his death, and shall be deemed a termination by the Company without Cause, with payments of the Consulting Fee and Separate Payment (if any) to be made to the Consultant's estate.

  6. CONFIDENTIAL INFORMATION, REMOVAL OF DOCUMENTS, DEVELOPMENTS AND NON-COMPETITION.

  (a) CONFIDENTIAL INFORMATION. The Consultant shall hold in a fiduciary capacity for the benefit of the Company and the other Acquisition Entities all trade secrets, confidential information, proprietary information, knowledge and data relating to the Acquisition Entities and/or the businesses or investments of the Acquisition Entities, which may have been obtained by the Consultant during the Consultant's engagement by the Company (and/or during the Consultant's prior employment by any of the Acquisition Entities), including such information with respect to any products, improvements, formulas, designs or styles, processes, services, customers, suppliers, marketing techniques, methods, know-how, data, future plans or operating practices ("Confidential Information"). Except as may be require or appropriate in connection with his carrying out his duties under this Agreement, the Consultant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by the Company.

  (b) REMOVAL OF DOCUMENTS. All records, files, drawings, letters, memoranda, reports, computer disks, electronic storage media, documents, models and the like relating to the business of any of the Acquisition Entities, which the Consultant prepares, uses or comes into contact with and which contain Confidential Information shall be the exclusive property of the Company to be used by the Consultant only in the performance of his duties for the Company and shall not be removed by the Consultant from the premises of any Acquisition Entity (without the written consent of the Company) during or after the Consulting Period unless such removal shall be required or appropriate in connection with his carrying out his duties under this Agreement, and, if so removed by the Consultant, shall be returned to such Acquisition Entities immediately upon termination of the Consultant's engagement hereunder, or earlier request by the Company (with the Consultant retaining no copies thereof or any notes or other records relating thereto).

  (c) DEVELOPMENTS. The Consultant will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software and/or works of authorship relating in any way to the business, activities or affairs of any of the Acquisition Entities, whether patentable or not, which are created, made, conceived or reduced to practice (in whole or in part) by the Consultant or under his direction or jointly with others during the Consulting Period, whether or not during normal working hours or on the premises of the Company (collectively, "Developments"). The Consultant agrees to assign and does hereby assign to the Company all of his right, title and interest in and to all Developments and related patents, copyrights and applications therefor. The Consultant shall do all permissible things, and take all permissible action, necessary or advisable, in the Company's sole discretion and at the Company's expense, to cause any other person related to the Consultant or an entity controlled by the Consultant having an interest in a Development to assign to the Company all of such person's or entity's right, title and interest in and to such Development and related patents, copyrights and applications therefor. The Consultant, however, does not guarantee that such assignment will be obtained. The Consultant agrees to cooperate fully with the Company, both during and after the termination of the Consulting Period, with respect to the procurements, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments.

  (d) NON-COMPETITION. During (i) the Consulting Period and (ii) the two-year period immediately following the expiration or earlier termination of the Consulting Period, the Consultant (A) shall not engage, anywhere within the geographical areas in which any Acquisition Entity is then conducting its business operations, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any "Competitive Business" which competes with any business then being conducted by such Acquisition Entity; (B) shall not solicit or encourage any officer, employee, independent contractor, vendor or consultant of any of the Acquisition Entities to leave the employ of, or otherwise cease his relationship with, any of the Acquisition Entities; and
(C) shall not solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the customers or accounts, or prospective customers or accounts, of any Acquisition Entity, which were contacted, solicited or served by any Acquisition Entity during the time the Consultant was engaged by any Acquisition Entity (including any employment of the Consultant prior to the date hereof). Notwithstanding anything herein to the contrary, the Consultant will not be in violation of this provision if he owns five percent or less of the outstanding voting stock of a publicly-traded corporation as to which the Consultant is neither an officer, director, nor employer. If, at any time, the provisions of this Section 6(d) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6(d) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Consultant agrees that this Section 6(d) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. For purposes of this Section 6(d), Consultant and Company agree that Competitive Business shall mean the corrections or penal management businesses and the administration or servicing thereof, and the inmate telephone business and the pay telephone business generally.

  (e) NON-COMPETITION IN EXPANSION MARKETS. Consultant acknowledges that a valuable asset of the Acquisition Entities is the plan of the Company and Acquisition Entities to extend and expand their business, by acquisition or otherwise, to areas of the United States of America which Acquisition Entities do not yet serve on the Effective Date. Accordingly, during (i) the Consulting Period and (ii) the two-year period immediately following the expiration or earlier termination of the Consulting Period, the Consultant shall not engage, anywhere in the United States of America directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any Competitive Business. Notwithstanding anything herein to the contrary, the Consultant will not be in violation of this provision if he owns five percent or less of the outstanding voting stock of a publicly-traded corporation as to which the Consultant is neither an officer, director, nor employer. If, at any time, the provisions of this Section 6(e) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6(e) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Consultant agrees that this Section 6(e) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. For purposes of this
Section 6(e), Consultant and Company agree that Competitive Business shall mean the corrections or penal management businesses and the administration or servicing thereof, and the inmate telephone business and the pay telephone business generally.

  (f) CONTINUING OPERATION. Any termination of the Consultant's engagement as a consultant by the Company or any termination of this Agreement shall have no effect on the continuing operation of this Section 6.

  (g) LEGITIMATE BUSINESS INTERESTS. The Consultant has carefully read and considered the provisions of this Section 6 and, having done so, agrees that the restrictions set forth herein, including, without limitation, the time and geographic restrictions set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business interests and goodwill of the Company.

  (h) REMEDIES. The Consultant acknowledges that any violation of any of the covenants and agreements contained in this Section 6 would result in irreparable and continuing harm and damage to the Company and the other Acquisition Entities which would be extremely difficult to quantify and for which money damages alone would not be adequate compensation. Consequently, the Consultant agrees that, in the event he violates or threatens to violate any of these covenants and agreements, the Company shall be entitled to: (1) entry of an injunction, temporary and permanent, enjoining such violation and/or requiring the Consultant to return all materials or other proprietary information of the Company and (2) money damages insofar as they can be determined. Nothing in this Agreement shall be construed to prohibit the Company and the other Acquisition Entities from also pursuing any other legal or equitable remedy, the parties having agreed that all remedies are cumulative. The parties waive the right to a jury trial with respect to any controversy or claim between or among the parties hereto, including any claim arising out of or relating to this Agreement or based on or arising from an alleged tort.

  (i) In consideration of the covenants of the Company contained herein and the Separate Payment provided for above, Consultant does hereby release, acquit and forever discharge TTC and Talton Telecommunications of Carolina, Inc., and their present and former officers, directors, agents, employees, and their respective insurers and all other persons, firms and corporations to whom and for whose conduct the parties hereby released may be liable (the "Released Parties") from any and all claims, demands and causes of action of whatsoever nature, known or unknown, foreseen or unforeseen, whether in contract or in tort, or arising under or by virtue of any federal or state statute or regulation, which arose prior to the date hereof and in any way relate to the Consultant's employment by TTC and/or Talton Telecommunications of Carolina, Inc.; provided however that nothing herein shall release the Released Parties from any claim of Consultant arising under this Agreement or in connection with or related to any of the Contemplated Transactions as that term is defined in that certain Stock Acquisition Agreement by and among Company and Julius E. Talton, Julius E. Talton, Jr., James E. Lumpkin, Carrie T. Glover, Talton Telecommunications Corporation and Talton Telecommunications of Carolina, Inc.

  7. SEVERABILITY. Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

  8. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

  9. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates, successors and assigns, and the Consultant and his assigns, heirs and legal representatives. Each of the Acquisition Entities (and their respective affiliates, successors and assigns) shall be third party beneficiaries of this Agreement and may independently enforce and benefit from the terms hereof.

  10. OTHER AGREEMENTS; INDEMNIFICATION. The Consultant hereby represents that, except as he has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Consultant's engagement with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Consultant further represents that his performance of all of the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Consultant in confidence or in trust prior to the date of this Agreement, and the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. The Consultant hereby indemnifies and agrees to defend and hold the Company harmless from and against any and all damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and the costs of investigation) resulting or arising directly or indirectly from any breach of the foregoing representations or from allegations, claims, proceedings or actions by third parties relating to the confidential information belonging to them and disclosed by the Consultant to the Company.

  11. WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable withholding of taxes required under federal, state or local law.

  12. RECITALS; HEADINGS; CONSTRUCTION. The Recitals set forth in the preamble of this Agreement shall be deemed to be included and form an integral part of this Agreement. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. All references herein to the word "or" shall mean "and/or." The parties, in acknowledgment that all of them have been represented by counsel and that this Agreement has been carefully negotiated, agree that the construction and interpretation of this Agreement and other documents entered into in connection herewith shall not be affected by the identity of the party or parties under whose direction or at whose expense this Agreement and such documents were prepared or drafted.

  13. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

  14. GOVERNING LAW. This Agreement shall be governed by the substantive laws of the State of Alabama, without regard to its conflicts of laws principles. In particular, Alabama substantive law will govern any controversy or claim between or among the parties hereto, including any claim arising out of or relating to this Agreement or based on or arising from an alleged tort.

  15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by both parties.

  16. NOTICES. Any notice, demand or other communication which may or is required to be given under this Agreement shall be in writing and shall be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) transmitted by reputable overnight courier service such as Federal Express; or (d) transmitted by legible facsimile (with answer back confirmation) to the parties' respective addresses as set forth opposite their signatures hereto. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) two (2) calendar days after the date of posting if transmitted by registered or certified mail, return receipt requested, (iii) the first (1st) business day after the date of deposit if transmitted by reputable overnight courier service or (iv) the date of transmission with confirmed answer back if transmitted by facsimile, whichever shall first occur. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication is actually received in writing by the party to whom it is required or permitted to be given. The parties may change their address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other party.

  17. COMMON LAW OR OTHER DUTIES. The Consultant's duties obligations, and agreements hereunder are in addition to (and not in limitation of) any duties or obligations under common law or statute owed to the Acquisition Entities by the Consultant by reason of his position as officer or director, as applicable, of the Acquisition Entities.

  18. ATTORNEYS' FEES. In the event of any litigation or proceeding brought with respect to this Agreement in which the parties to this Agreement (or any other Acquisition Entity or Entities) is a party, the prevailing party(ies) shall be entitled to recover from non-prevailing party(ies) any reasonable attorneys' fees and expenses incurred therein.

  19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                Talton Holdings, Inc.,
                                a Delaware corporation



                                By:  /s/ TODD W. FOLLMER
                                   ---------------------------------------------
                                Name:     Todd W. Follmer
                                Title:    Chief Executive Officer

                                Address:  c/o Engles Urso Follmer
                                Capital Corporation
                                3811 Turtle Creek Boulevard
                                Suite 1300
                                Dallas, Texas  75219

                                Telephone:   (214) 526-3454
                                Facsimile:   (214) 528-9929



                                     /s/ JULIUS E. TALTON
                                ------------------------------------------------
                                JULIUS E. TALTON, SR.

                                Address:   104 Old Marion Junction Road
                                           Selma, Alabama  36701

                                Telephone:        __________________
                                Facsimile:        __________________

                                   EXHIBIT 4
                                   ---------
                      to Talton, Sr. Consulting Agreement


       (a)  Consulting Fee:     $86,000 for the first year of Consulting Period
            --------------
                                $96,000 for the second year of Consulting Period

                                $120,000 for any year after the second year of
the Consulting Period

       (b)  Separate Payment:  $10,000
            ----------------

       (c)  Other Benefits:  During the Consulting Period, the Consultant shall
            --------------
be entitled to receive and enjoy all fringe benefits that he enjoyed as an executive of TTC immediately prior to the commencement of the Consulting Period. In addition, the Consultant shall be eligible for all future fringe benefits made available to salaried employees of the Company or the Acquisition Entities. During the Consulting Period, the Consultant shall have the exclusive use of that certain 1991 Range Rover, Vehicle Identification No. SALHV1243MA602507 (the "Vehicle"), now owned by TTC. During the Consulting Period, the Company shall maintain the Vehicle and shall pay all costs incurred by the Consultant in connection with his use and operation of the Vehicle. Upon the expiration of this Consulting Agreement, or upon the termination of this Consulting Agreement pursuant to Sections 5(a) or 5(b), the Company shall cause TTC or one or more of the other Acquisition Entities to deliver title to the Vehicle, without payment therefore by the Consultant, to the Consultant free and clear of all liens or encumbrances.

       (d)  Insurance:  The Company and the Acquisition Entities shall each
            ---------
maintain D&O insurance coverage.

       (e)  Indemnity:  The Company shall also indemnify, defend, and hold the
            ---------
Consultant free and harmless of, from, and against any and all claims, demands, actions, causes of action, and all other litigation related to the engagement of the Consultant under this Consulting Agreement.

       (f)  Additional Compensation:  Should Consultant serve as the chairman of
            -----------------------
the Company's Board of Directors and successfully manage the initial twelve months of the Company's operations, the Company will evaluate paying Consultant additional reasonable compensation for such efforts.

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